                         ISSUANCE AND PURCHASE AGREEMENT

         THIS ISSUANCE AND PURCHASE AGREEMENT is made as of the 14th day of
August, 2000, by and between Goltech Petroleum, LLC, a limited liability company organized under the laws of the State of Texas, United States of America, whose address is P. O. Box 774327, Steamboat Springs, Colorado 80477 ("Goltech"), and
Petromed Oil Limited, a limited liability company organized under the laws of
Cyprus, whose registered address is Cassandra Centre, office 201 & 202, 2nd
Floor, 29 Theklas Lysioti Street, P.O. Box 58184, 3731, Limassol Cyprus
("Petromed").

1.       Purchase of Membership Interest

         1.1 Agreement to Issue and Purchase. Goltech agrees to issue to
Petromed, and Petromed agrees to purchase from Goltech, a duly authorized, validly issued, fully paid and nonassessable membership interest in Goltech representing 50% of the total membership interest in Goltech (the "Membership
Interest").

         1.2 Purchase Price. The purchase price for the Membership Interest shall be $1,000,000.

2. Closing. Closing shall occur at the offices of Fenech & Fenech in Valletta,
Malta, at 3:00 p.m. on Monday, August 14, 2000, or at such other date and time as may be mutually agreed by the parties (the "Closing Date"). At the Closing,
(a) the parties shall cause the Goltech Articles of Organization to be amended and restated in the form attached to this Agreement as Schedule 1; (b) the parties shall cause the Goltech Regulations to be amended and restated in the form attached as Schedule 2; and (c) Petromed shall deliver the $1,000,000 purchase price to Goltech's account held at Volksbank Malta Limited, of 53,
Dingli Street, Sliema, Malta, Account Number 40 20 05 27 00, in immediately available funds, which amount shall be held by Goltech and contributed to the capital of Siberian-Texas Closed Joint Stock Company Goloil as soon as reasonably possible after the foundation documents of Goloil have been amended to permit such contribution and after all necessary governmental approvals for such amendment have been secured; provided, however, that all or some portion of such $1,000,000 contribution may be made in the form of a loan from Goltech to
Goloil, if Goltech and Petromed so agree. Each of the three foregoing acts at the closing shall conclusively be deemed to have occurred simultaneously, and none of the foregoing acts shall occur unless all three of the foregoing acts occur.

3.       Conditions to Closing.

         3.1 Petromed's obligation to close the Purchase Transaction shall be conditioned upon the following:

                  (a)  The representations and warranties of  Goltech set forth in this Agreement shall be true and correct as of the Closing Date;

                  (b) Petromed and its professional advisers shall have been given full access to all the records relating to Goltech and any other entity deemed relevant, as well as the premises from which Goltech and such other entities operate, in order to conduct a due diligence examination, and any due diligence report issued by Petromed's professional advisers following such examination shall have been accepted as satisfactory by Petromed in its sole discretion. Before commencing such examination, Petromed shall provide to
Goltech and any other entity being examined a list of individuals, not exceeding five in number, to whom information access as contemplated by this clause 3.1(b)
will be required, and shall deliver to Goltech and such other entity an appropriate confidentiality agreement executed by each such individual;

                  (c) An Oil Well Development Agreement and a Lease Agreement
between Goloil and Limited Liability Company Energosoyuz-A shall have been executed by Goloil and Limited Liability Company Energosoyuz-A in a form satisfactory to Petromed in its sole discretion;

                  (d) No governmental agency or regulatory body or any other person or organization shall have (i) instituted any action, suit or investigation which restrains, prohibits or otherwise challenges the completion and performance of the transactions contemplated in this agreement or (ii)
threatened to take any action as a result of or in anticipation of the transactions contemplated in this agreement; or (iii) proposed or enacted any statute or regulation which would prohibit, materially restrict, or materially delay implementation of the transactions contemplated by this agreement or the operation of Goltech.

         3.2      Goltech's obligation to close the  purchase transaction shall be conditioned upon the following:

                  (a) The representations and warranties of Petromed set forth in this Agreement shall be true and correct as of the Closing Date;

                  (b) No governmental agency or regulatory body or any other person or organization shall have (i) instituted any action, suit or investigation which restrains, prohibits or otherwise challenges the completion and performance of the transactions contemplated in this agreement or (ii)
threatened to take any action as a result of or in anticipation of the transactions contemplated in this agreement; or (iii) proposed or enacted any statute or regulation which would prohibit, materially restrict, or materially delay implementation of the transactions contemplated by this agreement or the operation of Goltech.

4.       Representations and Warranties.

         4.1      Representations and Warranties of Goltech. Goltech represents and warrants to Petromed that:

                  (a)  Existence and Good Standing of Goltech. Goltech is a
limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite power and authority to execute, deliver and perform its obligations pursuant to this Agreement, and to carry on its business and to own its properties. Other than Goloil Ltd., a
Russian joint stock company that is a partially owned subsidiary of Goltech,
Goltech has no subsidiaries and no direct or indirect ownership interest in any firm, corporation, association or business.

                  (b)  Qualification. Goltech is duly qualified, registered or domesticated as a foreign company in good standing in each jurisdiction in both the United States and the Russian Federation wherein the nature of its activities or of its properties owned or leased makes such qualification, registration or domestication necessary and wherein failure to be qualified would have a material adverse effect upon Goltech.

                  (c)  Authorization. All corporate action on the part of
Goltech, its officers, managers and members necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of
Goltech hereunder, and the authorization, issuance, sale and delivery of the
Membership Interest being sold hereunder has been taken. This Agreement constitutes a valid and legally binding obligation of Goltech, enforceable in accordance with its terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

                  (d) Membership Interests.  At the date hereof, Teton Petroleum
Company, a Delaware corporation, is the sole owner of all outstanding membership interests in Goltech. Other than security interests securing indebtedness of
Teton, there are no other outstanding subscriptions, contracts or other agreements or arrangements of any character or nature under which Goltech is or may be obligated to issue any new membership or other interests of any kind evidencing an ownership interest in Goltech. With respect of the security interests securing indebtedness of Teton, there are no agreements, arrangements, negotiations or discussions of any character or nature pursuant to which Teton's membership interest in Goltech is to be transferred to any person other than
Petromed (absent the occurrence of an event of default), or in which the role of
Mr. Howard Cooper as effective Chief Executive Officer of Teton will in any way be affected, undermined or altered.

                  (e) Valid Membership Interest. The Membership Interest that is being purchased by Petromed hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable.

                  (f)   Governmental Consents.  No consent, approval, or
authorization of, or registration, qualification, declaration or filing with, any federal, state or local governmental authority on the part of Goltech is required in connection with the offer, sale or issuance of the Membership
Interest or the consummation of the transactions contemplated hereby.

                  (g) Financial Statements.  The financial statements of Goltech for the year ended December 31, 1999 and for the period ended March 31, 2000, copies of which will be provided to Purchaser as soon as they are available, fairly present the general financial condition of Goltech, including without limitation the assets, liabilities, member's capital account and results from operations at the dates and for the periods indicated, and are and will be prepared in accordance with accounting principles generally accepted in the
United States consistently applied. There has been no material adverse change in the financial position of Goltech since December 31, 1999.

                  (h)      Contracts.  All material  contracts and  obligations,
contingent or otherwise, of Goltech have been disclosed to Petromed.

                  (i) Tax Returns and Audits.  All  required  tax returns in the
United States for Goltech have been filed and Goltech is not delinquent in the payment of any tax, assessment or governmental charge. Goltech does not have any proposed or assessed tax deficiency and none of the tax returns of Goltech has been audited by governmental authorities in a manner which has brought such audit to Goltech's attention.

                  (j)  Compliance With Other Instruments.  The business and
operations of Goltech have been and are being conducted in accordance with all applicable laws, rules and regulations of all authorities in the United States.
No event has occurred which constitutes a default under or in respect of any law, or any agreement or instrument to which Goltech or any entity related to it is a party and by which Goltech or its assets or properties may be bound or affected. No event has occurred which (and neither the execution nor delivery of, nor the performance or compliance with, this Agreement and the transactions contemplated hereby), with or without the giving of notice or passage of time
(or on any other condition being satisfied or determination being made), will, or be likely to, result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of Goltech pursuant to any law or agreement or other instrument to which Goltech is a party or by which it or any of its properties, assets or rights is bound or affected, and will not violate the articles of organization or regulations of
Goltech. Goltech is not now in violation of its articles of organization or regulations nor in material violation of, or in material default under, any material lien, indenture, mortgage, lease, agreement, instrument, commitment or arrangement, or subject to any restriction, or in any case in any violation or subject to any restriction which would prohibit Goltech from entering into or performing its obligations under this Agreement which is likely either to have a material adverse effect on the assets, financial condition, prospects or operations of Goltech, or materially and adversely to affect its ability to perform its obligations under this Agreement or the Master Agreement entered into between Goltech, Teton Petroleum Company and Mediterranean Overseas Trust
on the 19 June 2000.

                  (k)   Litigation. There are no legal actions, suits,
arbitrations or other legal, administrative or governmental proceedings pending or threatened against Goltech, its properties, assets or business. Goltech is not in default with respect of any judgment, order or decree of any court or any governmental agency or instrumentality in either the United States or the
Russian Federation.

                  (l) Brokers and Finders. No person, firm or corporation has or will have, as a result of any act or omission by Goltech, any right, interest or valid claim against or upon Petromed for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement, and Goltech will hold
Petromed harmless against any and all liability with respect to any commission, fee or other compensation which may be payable or determined to be payable in connection with the transactions contemplated by this Agreement.

                   (m) Liability of Petromed. The liability of Petromed or any of its affiliates, including without limitation Petromed in its capacity as member and/or manager of Goltech, is limited as provided in Article 4.03 of the
Texas Limited Liability Act, in the context of any liabilities incurred by or for Goltech. Goltech shall keep Petromed and its affiliates harmless and fully indemnified from any liability or loss as a result of any suit, action, process or claim except as specifically provided in Article 4.03(c) of the said
Act.

         4.2 Representations and Warranties of Petromed. Petromed represents and warrants to Goltech that:

                  (a)  Existence and Good  Standing.  Petromed is a company duly organized, validly existing and in good standing under the laws of the Republic of Cyprus, which has not undertaken any material business activities since the date of its formation.

                  (b) Investment Intent. The membership interests being acquired by Petromed are being acquired by Petromed for its own account and not with a view to, or for resale in connection with, any distribution or public offering within the meaning of the United States Securities Act of 1933. These are
restricted securities, which may not be sold, transferred or otherwise disposed of except in transactions, which are not in violation of the Securities Act of
1933 and applicable state securities laws.

5.       Confidentiality

         5.1  Confidentiality.  Each party shall take all proper steps to keep confidential all information of the other which is disclosed to or obtained by it pursuant to this Agreement, and will not divulge the same to any third party and will allow access to the same only to its senior executives, not below manager grade, and its professional advisers on a "need to know" basis, except to the extent that any information becomes public through no fault of that party.

         5.2 Survival. Notwithstanding the termination of this Agreement for whatever reason, the confidentiality obligations and restrictions of clause 5.1 shall survive such termination for a period of seven years from the date of such termination.

6. Entire Agreement. This Agreement and its schedules set forth the whole agreement between the parties relating to the subject matter of this Agreement and supersede any and all promises, representations, warranties, undertakings or other statement whether written or oral made by or on behalf of one party to the other of any nature whatsoever or contained in any document given by one party to the other.

7.       Execution and Variations.

         7.1  Counterpart Execution. This Agreement may be executed by the parties hereto in separate counterparts and any single counterpart or set of counterparts executed and delivered, in either case, by all the parties hereto shall constitute a full and original agreement for all purposes.

         7.2  Variations. This Agreement may not be released, discharged, supplemented, notated, interpreted, amended, varied or modified in any manner except by an instrument signed by a duly authorized officer or representative of each of the parties hereto.

8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and there respective successors and permitted assigns. No party may assign or transfer any of its rights or obligations under this Agreement unless the written consent of the other has first been obtained, which consent shall not be unreasonably withheld; provided, however, that
Petromed may assign its rights and obligations to Mediterranean Overseas Trust or an affiliate of Mediterranean Overseas Trust without the need for any consent by Goltech.

9. Severability. Any term or provision in this Agreement, which is held invalid or unenforceable in any jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. In such circumstances, the parties shall enter into good faith negotiations to amend such provision in such a way that, as amended, it is valid and legal and to the maximum extent possible carries out the original intent of the parties as to the point or points in question.

10. Time and Waiver. Time shall be of the essence of this Agreement, both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties. PROVIDED THAT in no event shall any delay failure or omission on the part of Petromed in enforcing exercising or pursuing any right, power, privilege, claim or remedy, which is conferred by this Agreement, or arises under this Agreement, or arises from any breach by any of the other parties to the Agreement of any obligations hereunder, be deemed or construed as (i) a waiver thereof, or of any such right power privilege claim or remedy, or (ii) operate so as to bar the enforcement or exercise thereof, or of any such right power privilege claim or remedy in any other instance at any time or times thereafter.

11. Good Faith. Each of the Parties hereto agrees with the other to do all things reasonably within their power, which are necessary or desirable to give effect to the spirit and letter of this Agreement.

12. Further Assurances. The parties agree and undertake from time to time, to execute any additional documents and do any other acts or things, which may be necessary or desirable to reach and achieve the purposes of this Agreement. The parties further agree and undertake to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as expeditiously as practicable, including, without limitation, the performance of such further acts or the execution of any additional instruments or documents as may be necessary to obtain any governmental permits, approvals, licenses or waivers required for reaching the objects of this Agreement and the transactions contemplated hereby

13. Governing Law and Arbitration. This Agreement shall be governed by and construed in accordance with the laws of England. Any dispute or difference arising out of, in relation to or in any way connected with this Agreement shall be finally and exclusively referred to and settled by arbitration pursuant to the UNCITRAL Arbitration Rules. The place of arbitration shall be London,
England, and the language of the proceedings shall be English.

IN WITNESS WHEREOF, the parties have executed this document as of the date first set forth above.

GOLTECH PETROLEUM, LLC

By: Teton Petroleum Company as Manager

By:_________________________________
      H. Howard Cooper, as President

PETROMED OIL LIMITED

By:__________________________________
      Kenneth Zammit, Director